UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 24, 2010
Date of Report (Date of earliest event reported)
BOSTON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware		27-0801073

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

33 South Commercial Street, Manchester, New Hampshire	03101

(Address of principal executive offices)	(Zip Code)
978-886-0421
Registrant’s telephone number, including area code
Avanyx Therapeutics, Inc.
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Signatures

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)        On November 24, 2010, David Platt advised the Board of Directors (the “Board”) of Boston Therapeutics, Inc. (the “Company”) of his intention to resign as President of the Company, with such resignation to be effective as of November 23, 2010. Dr. Platt’s resignation was not the result of any disagreements with the Company regarding its operations, policies, or practices, and Dr. Platt remains the Chief Executive Officer, Chief Financial Officer and a Director of the Company.

(c)(d)         On November 24, 2010, the Board elected Kenneth A. Tassey Jr. as President of the Company and as a member of the Board.

Kenneth A Tassey Jr., 49, was President, CEO and co-founder of Boston Therapeutics, Inc., a New Hampshire corporation, from June 2009 until its acquisition by the Company in November 2010.  From March 2007 thru March 2009 Mr. Tassey  was President of TKCI, a consultant for commercial finance projects.   From March 2005 thru June 2007 Mr. Tassey was President of Liberty Shore LLC, a consultant to businesses and commercial and residential lenders.

            As was disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2010, on November 10, 2010 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Boston Therapeutics, Inc., a New Hampshire corporation (“BTI”) providing for the merger of BTI into the Company with the Company being the surviving entity (the “Merger”), the issuance by the Company of 4,000,000 shares of common stock to the stockholders of BTI in exchange for 100% of the outstanding common stock of BTI, and the change of the Company’s name to Boston Therapeutics, Inc.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.
Date: November 29, 2010	By:	/s/ David Platt
David Platt
Chairman, CEO/CFO